Exhibit 99.1
SailPoint Announces Fourth Quarter and Full Year 2020 Financial Results
•Total ARR of $251.0 million, up 40% year-over-year
•Fourth quarter and full year 2020 total revenue of $103.3 million and $365.3 million, up 16% and 27% year-over-year, respectively
•Fourth quarter and full year 2020 subscription revenue of $56.0 million and $196.8 million, up 38% and 37% year-over-year, respectively

AUSTIN, February 25, 2021 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced financial results for the fourth quarter and full year ended December 31, 2020.
“SailPoint closed 2020 with a very strong Q4, marking the largest quarter of total revenue in our company’s history. Our results for the year were driven by solid execution across the business and continued strong demand for SailPoint’s identity platform which is foundational to securing today’s dynamic enterprise,” said Mark McClain, SailPoint CEO and founder.
“2020 represented an inflection point for SailPoint as the criticality of identity security became more apparent than ever as the pandemic accelerated digital transformation and required businesses to manage and secure a highly distributed workforce. SailPoint’s business was not only resilient during this time but experienced significant growth as we helped hundreds of companies manage the balance between enabling access and protecting their business from the risk of ungoverned access. We believe we are well-positioned to drive continued value for our customers and shareholders as identity security becomes increasingly critical to securing the modern enterprise.”
Financial Highlights for Fourth Quarter 2020:
•Revenue: Total revenue was $103.3 million, a 16% increase over Q4 2019. Subscription revenue was $56.0 million, a 38% increase over Q4 2019. License revenue was $34.1 million, a 10% decrease from Q4 2019. Services and other revenue was $13.2 million, a 25% increase over Q4 2019.
•Operating Income (Loss): Loss from operations was $2.9 million compared to income from operations of $6.0 million in Q4 2019. Non-GAAP income from operations was $13.4 million compared to $15.2 million in Q4 2019.
•Net Income (Loss): Net loss was $4.7 million compared to net income of $5.4 million in Q4 2019. Net loss per diluted share was $0.05 compared to net income per diluted share of $0.06 in Q4 2019. Non-GAAP net income was $10.3 million compared to $13.3 million in Q4 2019. Non-GAAP net income per diluted share was $0.10 compared to $0.15 in Q4 2019.
Financial Highlights for Full Year 2020:
•ARR: Total ARR at December 31, 2020 was $251.0 million, a 40% increase year-over-year
•Revenue: Total revenue was $365.3 million, a 27% increase year-over-year. Subscription revenue was $196.8 million, a 37% increase year-over-year. License revenue was $120.9 million, an 18% increase year-over-year. Services and other revenue was $47.6 million, a 12% increase year-over-year.
•Operating Income (Loss): Income from operations was $0.9 million compared to loss from operations of $9.4 million in 2019. Non-GAAP income from operations was $48.3 million compared to $23.2 million in 2019.
•Net Income (Loss): Net loss was $10.8 million compared to $8.5 million in 2019. Net loss per diluted share was $0.12 compared to $0.10 in 2019. Non-GAAP net income was $38.3 million compared to $18.5 million in 2019. Non-GAAP net income per diluted share was $0.41 compared to $0.20 in 2019.

The tables included in this press release present a reconciliation of non-GAAP income from operations to GAAP income (loss) from operations, non-GAAP net income to GAAP net income (loss) and non-GAAP to GAAP weighted average outstanding shares, each for the three months and year ended December 31, 2020 and 2019. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Financial Outlook:
As of February 25, 2021, SailPoint is initiating its outlook for the first quarter and full year of 2021.
For the first quarter of 2021, SailPoint expects:
•Revenue in the range of $90.5 million to $92.0 million
•Non-GAAP income from operations in the range of breakeven to $1.0 million
•Non-GAAP net loss per basic and diluted common share of approximately $(0.01), based on an estimated non-GAAP income tax rate of 24% and 92.0 million basic and diluted common shares outstanding. Expectations of non-GAAP income from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.

For the full year 2021, SailPoint expects:
•Total ARR in the range of $333.0 million to $339.0 million
•Revenue in the range of $404.0 million to $412.0 million
•SaaS revenue in the range of $96.0 million to $100.0 million
•Non-GAAP loss from operations in the range of $(10.0) million to breakeven
•Non-GAAP net loss per basic and diluted common share in the range of $(0.10) to $(0.01), based on an estimated non-GAAP income tax rate of 24% and 94.0 million basic and diluted common shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP net loss per basic and diluted common share exclude items outlined in the “Non-GAAP Financial Measures” section below.
These statements regarding SailPoint’s expectations of its financial outlook are forward-looking and actual results may differ materially. Refer to “Forward-Looking Statements” below for information on the factors that could cause its actual results to differ materially from these forward-looking statements.
All of SailPoint’s forward-looking non-GAAP financial measures exclude estimates for stock-based compensation expense, amortization of acquired intangibles, acquisition related costs, severance of certain key executives and impairment of intangible assets. SailPoint has not reconciled its expectations as to non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares to their most directly comparable GAAP measure due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock, all of which are difficult to predict and subject to change. The actual amount of the excluded stock-based compensation expense will have a significant impact on SailPoint’s GAAP income (loss) from operations and GAAP net income (loss) per basic and diluted common share. Accordingly, reconciliations of our forward-looking non-GAAP income (loss) from operations and non-GAAP net income (loss) per basic and diluted common shares are not available without unreasonable effort.

Conference Call and Webcast:
SailPoint will host a conference call today, February 25, 2021, at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2020 financial results. The dial-in number will be 1-877-407-0792 (toll free) or 1-201-689-8263 (toll/international). Additionally, a live webcast of the conference call will be available on SailPoint’s website at https://investors.sailpoint.com.
Following the conference call, a replay will be available until midnight on Thursday, March 11, 2021. The replay dial-in number will be 1-844-512-2921 (toll free) or 1-412-317-6671 (toll/international), using the replay pin number: 13715179. An archived webcast of the call will also be available at https://investors.sailpoint.com.

Operating Metrics:
Total annual recurring revenue (“Total ARR”) represents the annualized value of the active portion of SaaS, term-based license, maintenance and support contracts and other subscription services at the end of the reporting period. We calculate Total ARR by dividing the active contract value by the number of days in the active portion of the overall contract term and then multiplying by 365. See Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for more information regarding the Company’s utilization of the Total ARR metric.

Non-GAAP Financial Measures:
In addition to SailPoint’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain non-GAAP financial measures to clarify and enhance investors’ understanding of SailPoint’s past performance and future prospects. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. SailPoint’s management believes the non-GAAP financial measures described below are helpful to investors because they provide an additional tool to use in evaluating SailPoint’s financial and business trends and operating results and because they facilitate comparisons of SailPoint’s core operating results from period to period. In addition, SailPoint’s management uses non-GAAP income (loss) from operations for budgeting and planning purposes.

Our non-GAAP financial measures are adjusted for the following factors:
Stock-based compensation expense. We exclude stock-based compensation expense because of varying available valuation methodologies, the use of assumptions and the variety of equity instruments that can impact our non-cash expense. We believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for more meaningful comparisons between our operating results from period to period.
Amortization of acquired intangible assets. We believe that excluding the impact of amortization of acquired intangible assets allows for more meaningful comparisons between operating results from period to period as intangible assets are non-cash items that are valued at the time of acquisition and are amortized over the useful life, which can be several years after the acquisition.
Amortization of debt discount and issuance costs. The expense for the amortization of debt discount and issuance costs, which relate to SailPoint’s credit agreement (which is undrawn) and the convertible senior notes issued in 2019, is a non-cash item, and we believe the exclusion of this interest expense provides a more useful comparison of our operational performance from period to period.
Acquisition related costs, severance of certain key executives and impairment of intangible assets. We exclude these expenses because they are unrelated to our current operations and are not comparable to the prior period nor indicative of future results.
SailPoint’s non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP financial results differently. In addition, there are limitations to using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. SailPoint urges you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.
Non-GAAP income from operations. SailPoint believes that the use of non-GAAP income from operations is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP income from operations is calculated as income (loss) from operations on a GAAP basis excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) acquisition related costs, (iv) severance expense of certain key executives and (v) impairment of intangible assets.
Non-GAAP net income and non-GAAP net income per basic and diluted share. SailPoint believes that the use of non-GAAP net income and non-GAAP net income per basic and diluted share is helpful to our investors to clarify and enhance their understanding of past performance and future prospects. Non-GAAP net income is calculated as net income (loss) on a GAAP basis (a) excluding (i) stock-based compensation expense, (ii) amortization of acquired intangibles, (iii) amortization of debt discount and issuance costs, (iv) acquisition related costs, (v) severance expense of certain key executives, (vi) impairment of intangible assets and (b) adjusted for the effect of income taxes associated with such non-GAAP adjustments. SailPoint defines non-GAAP net income per basic and diluted share as non-GAAP net income divided by the non-GAAP weighted average outstanding common shares.
SailPoint’s presentation of non-GAAP net income (loss) includes the effect of income taxes associated with the non-GAAP adjustments, which is calculated using an estimated effective income tax rate that is commensurate with our non-GAAP pre-tax income (loss). The non-GAAP effective income tax rate is adjusted from the GAAP effective income tax rate to reflect the impact of non-GAAP income (loss) adjustments. Due to the adjustments, the non-GAAP estimated income taxes may differ from GAAP estimated income taxes and actual tax liabilities. Estimated income taxes and tax liabilities reflect currently available information, as well as other factors and assumptions, including current operating structure, existing tax positions in various jurisdictions and key tax legislation in jurisdictions where SailPoint currently operates. Non-GAAP estimated income taxes may change for a variety of reasons, including global tax environment, significant changes to geographic earnings mix, acquisitions, or other changes to SailPoint’s strategy or business operations. SailPoint re-evaluates its non-GAAP estimated income taxes at least annually, or more frequently if significant events occur, which may materially impact our non-GAAP income tax calculation.
The accompanying tables have more details on the reconciliations of non-GAAP financial measures to their nearest comparable GAAP measures.

Forward-Looking Statements:
This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, business outlook, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.
Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: the effect of the novel coronavirus disease (COVID-19) global pandemic and its aftermath, as well as governmental, business and other actions in response, on the global economy and on our business; our ability to achieve and sustain profitability; our ability to sustain historical growth rates; our ability to attract and retain customers and to deepen our relationships with existing customers; an increased focus in our business from selling licenses to selling subscriptions; breaches in our security, cyber-attacks or other cyber-risks; interruptions with the delivery of our SaaS solutions or third-party cloud-based systems that we use in our operations; our ability to compete successfully against current and future competitors; the length and unpredictable nature of our sales cycle; delayed effects on our operating results from ratably recognizing some of our revenue; fluctuations in our quarterly results; our ability to maintain successful relationships with our channel partners; the increasing complexity of our operations; real or perceived errors, failures or disruptions in our platform or solutions; our ability to adapt and respond to rapidly changing technology, industry standards, regulations or customer needs, requirements or preferences; our ability to achieve and maintain an effective system of disclosure controls and internal control over financial reporting; our ability to comply with our privacy policy or related legal or regulatory requirements; our ability to accurately forecast our estimated annual effective tax rate for financial accounting purposes; our ability to successfully identify, acquire and integrate companies and assets; our ability to maintain high-quality customer satisfaction; and our ability to maintain and enhance our brand or reputation as an industry leader. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint
SailPoint is the leader in identity security for the cloud enterprise. We’re committed to protecting businesses from the inherent risk that comes with providing technology access across today’s diverse and remote workforce. Our identity security solutions secure and enable thousands of companies worldwide, giving our customers unmatched visibility into the entirety of their digital workforce, and ensuring that each worker has the right access to do their job – no more, no less. With SailPoint as foundational to the security of their business, our customers can provision access with confidence, protect business assets at scale and ensure compliance with certainty.
Stay up-to-date on SailPoint by following us on Twitter and LinkedIn and by subscribing to the SailPoint blog.

Investor Relations
Brian Denyeau
ICR for SailPoint
investor@sailpoint.com
512-664-8916

Media Relations
Jessica Sutera
Jessica.Sutera@sailpoint.com
978-278-5411

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands, except per share data)
Revenue
Licenses	$34,126	$37,973	$120,874	$102,800
Subscription (1)	56,010	40,461	196,817	143,390
Services and other	13,205	10,565	47,563	42,325
Total revenue	103,341	88,999	365,254	288,515
Cost of revenue
Licenses (2)	1,198	1,082	4,467	4,239
Subscription (2)(3)	10,717	7,887	37,644	26,877
Services and other (3)	10,920	8,998	38,517	34,359
Impairment of intangible assets	5,119	—	5,119	—
Total cost of revenue	27,954	17,967	85,747	65,475
Gross profit	75,387	71,032	279,507	223,040
Operating expenses
Research and development (2)(3)	18,416	15,802	71,191	56,120
General and administrative (3)	10,052	11,997	37,783	39,816
Sales and marketing (2)(3)	49,770	37,239	169,656	136,537
Total operating expenses	78,238	65,038	278,630	232,473
Income (loss) from operations	(2,851)	5,994	877	(9,433)
Other income (expense), net
Interest income	229	1,625	2,019	2,468
Interest expense	(4,855)	(4,480)	(18,612)	(5,041)
Other income (expense), net	255	(64)	33	(1,082)
Total other expense, net	(4,371)	(2,919)	(16,560)	(3,655)
Income (loss) before income taxes	(7,222)	3,075	(15,683)	(13,088)
Income tax benefit	2,510	2,344	4,920	4,588
Net income (loss)	$(4,712)	$5,419	$(10,763)	$(8,500)
Net income (loss) per share
Basic	$(0.05)	$0.06	$(0.12)	$(0.10)
Diluted	$(0.05)	$0.06	$(0.12)	$(0.10)
Weighted average shares outstanding
Basic	91,083	89,403	90,512	88,907
Diluted	91,083	91,022	90,512	88,907

(1) Subscription revenue is further disaggregated as follows:

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Subscription revenue
SaaS	$20,133	$12,257	$66,913	$42,432
Maintenance and support	35,057	27,813	126,792	100,435
Other subscription services	820	391	3,112	523
Total subscription revenue	$56,010	$40,461	$196,817	$143,390

(2) Includes amortization of acquired intangibles as follows:

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Cost of revenue - licenses	$1,008	$1,008	$4,031	$4,032
Cost of revenue - subscription	807	788	3,549	1,076
Research and development	160	170	703	647
Sales and marketing	1,068	1,069	4,274	4,273
Total amortization expense	$3,043	$3,035	$12,557	$10,028

(3) Includes stock-based compensation expense and the related employer payroll tax expense as follows:

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Cost of revenue - subscription	$500	$316	$1,809	$1,170
Cost of revenue - services and other	596	328	2,026	1,450
Research and development	1,609	875	6,395	3,586
General and administrative	1,965	1,301	6,969	6,062
Sales and marketing	3,372	1,904	12,520	6,876
Total stock-based compensation expense	$8,042	$4,724	$29,719	$19,144

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of
	December 31, 2020	December 31, 2019
	(In thousands, except per share data)
Assets
Current assets
Cash and cash equivalents	$510,289	$443,795
Restricted cash	6,355	6,325
Accounts receivable, net of allowance	112,255	106,428
Deferred contract acquisition costs, current	15,592	10,905
Prepayments and other current assets	26,027	16,965
Total current assets	670,518	584,418
Property and equipment, net	19,443	21,300
Right-of-use assets, net	27,048	31,104
Deferred contract acquisition costs, non-current	38,510	24,247
Other non-current assets, net of allowance	15,016	6,307
Goodwill	241,103	241,051
Intangible assets, net	63,962	81,651
Total assets	$1,075,600	$990,078
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,753	$3,224
Accrued expenses and other liabilities	59,460	40,214
Income taxes payable	978	1,994
Convertible senior notes, net	326,672	—
Deferred revenue	165,995	127,132
Total current liabilities	557,858	172,564
Deferred tax liability - non-current	1,329	8,900
Convertible senior notes, net - non-current	—	309,051
Long-term operating lease liabilities	33,080	38,035
Other long-term liabilities	—	2,500
Deferred revenue - non-current	18,723	24,901
Total liabilities	610,990	555,951
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value	9	9
Preferred stock, $0.0001 par value	—	—
Additional paid in capital	484,012	442,407
Accumulated deficit	(19,411)	(8,289)
Total stockholders' equity	464,610	434,127
Total liabilities and stockholders’ equity	$1,075,600	$990,078

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended
	December 31, 2020	December 31, 2019
	(In thousands)
Operating activities
Net loss	$(10,763)	$(8,500)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	18,290	14,992
Amortization of debt discount and issuance costs	17,787	4,691
Amortization of contract acquisition costs	13,684	10,130
(Gain) loss on disposal of fixed assets	158	(4)
Provision for credit losses	586	178
Impairment of intangible assets	5,119	—
Stock-based compensation expense	29,057	18,714
Operating leases, net	(415)	477
Deferred taxes	(7,553)	(7,268)
Net changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions
Accounts receivable	(6,772)	(5,072)
Deferred contract acquisition costs	(32,634)	(17,330)
Prepayments and other current assets	(9,180)	(3,392)
Other non-current assets	(8,875)	(4,798)
Accounts payable	1,529	(1,630)
Accrued expenses and other liabilities	16,262	11,786
Income taxes	(1,016)	(149)
Deferred revenue	32,685	37,266
Net cash provided by operating activities	57,949	50,091
Investing activities
Purchase of property and equipment	(3,945)	(6,173)
Proceeds from sale of property and equipment	29	39
Purchase of intangibles	(57)	(379)
Business acquisitions, net of cash acquired	—	(32,393)
Net cash used in investing activities	(3,973)	(38,906)
Financing activities
Payment of debt issuance costs	—	(9,572)
Proceeds from issuance of convertible senior notes	—	400,000
Purchases of capped calls	—	(37,080)
Taxes associated with net issuances of shares upon vesting of restricted stock units	(797)	(351)
Proceeds from employee stock purchase plan contributions	7,378	5,649
Exercise of stock options	5,967	3,053
Net cash provided by financing activities	12,548	361,699
Net increase in cash, cash equivalents and restricted cash	66,524	372,884
Cash, cash equivalents and restricted cash, beginning of period	450,120	77,236
Cash, cash equivalents and restricted cash, end of period	$516,644	$450,120

RECONCILIATION OF NON-GAAP INCOME FROM OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Income (loss) from operations on a GAAP basis	$(2,851)	$5,994	$877	$(9,433)
Add back:
Stock-based compensation expense (1)	8,042	4,724	29,719	19,144
Amortization of acquired intangibles	3,043	3,035	12,557	10,028
Acquisition related costs (2)	—	214	—	1,024
Severance expense of certain key executives (3)	—	1,277	—	2,403
Impairment of intangible assets	5,119	—	5,119	—
Non-GAAP income from operations	$13,353	$15,244	$48,272	$23,166

(1) Stock-based compensation expense includes employer related payroll tax expense.
(2) Acquisition related costs are transaction costs, which include legal, accounting and consulting professional service fees.
(3) Severance expense of certain key executives includes employer related payroll tax expense.
RECONCILIATION OF NON-GAAP NET INCOME

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Net income (loss) on a GAAP basis	$(4,712)	$5,419	$(10,763)	$(8,500)
Add back:
Stock-based compensation expense (1)	8,042	4,724	29,719	19,144
Amortization of acquired intangibles	3,043	3,035	12,557	10,028
Amortization of debt discount and issuance costs (2)	4,527	4,315	17,787	4,691
Acquisition related costs (3)	—	214	—	1,024
Severance expense of certain key executives (4)	—	1,277	—	2,403
Impairment of intangible assets	5,119	—	5,119	—
Effect of income taxes associated with the above adjustments (5)	(5,707)	(5,639)	(16,142)	(10,329)
Non-GAAP net income	$10,312	$13,345	$38,277	$18,461
Non-GAAP net income per share
Basic	$0.11	$0.15	$0.42	$0.21
Diluted	$0.10	$0.15	$0.41	$0.20
Non-GAAP weighted average outstanding shares
Basic	91,083	89,403	90,512	88,907
Diluted	99,867	91,022	94,136	90,840

(1) Stock-based compensation expense includes employer related payroll tax expense.
(2) Amortization of debt discount and issuance costs includes approximately $17.6 million and $4.6 million of debt discount related to the issuance and sale of the convertible senior notes for the years ended December 31, 2020 and 2019, respectively.
(3) Acquisition related costs are transaction costs, which include legal, accounting and consulting professional service fees.
(4) Severance expense of certain key executives includes employer related payroll tax expense.
(5) The GAAP effective tax rates were 31.4% and 35.1% for the years ended December 31, 2020 and 2019, respectively, compared to non-GAAP effective tax rate for the years ended December 31, 2020 and 2019 of 23.0% and 23.7%, respectively.

RECONCILIATION OF NON-GAAP WEIGHTED AVERAGE OUTSTANDING SHARES

	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(In thousands)
Weighted average outstanding shares used to compute net income (loss) per share, basic and diluted, on a GAAP basis
Basic	91,083	89,403	90,512	88,907
Diluted	91,083	91,022	90,512	88,907
Non-GAAP weighted average outstanding shares
Basic	91,083	89,403	90,512	88,907
Effect of potentially dilutive securities	8,784	1,619	3,624	1,933
Diluted	99,867	91,022	94,136	90,840